                                                     REGISTRATION NO.
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            TELOCITY DELAWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           77-0467929
           (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

                         10355 NORTH DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                            TELOCITY DELAWARE, INC.
                           2000 EQUITY INCENTIVE PLAN
                       2000 EMPLOYEE STOCK PURCHASE PLAN
                       2000 OUTSIDE DIRECTORS STOCK PLAN
                            (FULL TITLE OF THE PLAN)

                    SCOTT MARTIN, EXECUTIVE VICE PRESIDENT,
               CHIEF ADMINISTRATIVE OFFICER & CORPORATE SECRETARY
                            TELOCITY DELAWARE, INC.
                         10355 NORTH DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

  TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE: (408) 863-6600.

     This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

                        CALCULATION OF REGISTRATION FEE
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
                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF SECURITIES              AMOUNT TO BE     OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
            TO BE REGISTERED(1)              REGISTERED(2)     PER SHARE(3)          PRICE(3)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
2000 Equity Incentive Plan
Common Stock...............................       53,000         $  1.50           $     79,500         $    20.99
Par Value $.001............................       84,400         $  3.00           $    253,200         $    66.85
                                                  14,300         $  9.00           $    128,700         $    33.98
                                                 365,490         $ 12.00           $  4,385,880         $ 1,157.87
                                                  33,200         $ 10.31           $    342,292         $    90.37
                                                 189,500         $  5.50           $  1,042,250         $   275.15
                                              10,425,350         $7.3275           $ 76,391,752         $20,167.42
                                               7,162,116(4)      $7.3275           $ 52,480,404         $13,854.83
2000 Outside Directors Stock Plan
Common Stock...............................       80,000         $  5.50           $    440,000         $   116.16
Par Value $.001............................      320,000         $7.3275           $  2,344,800         $   619.03
2000 Employee Stock Purchase Plan
Common Stock...............................    2,500,000         $6.2284           $ 15,571,000         $ 4,110.75
Par Value $.001
          TOTALS...........................   21,227,356                           $153,459,778         $40,513.40

-------------------------
(1) The securities to be registered include options and rights to acquire Common Stock.

(2) Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3) Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to shares subject to outstanding but unexercised options under the 2000 Equity Incentive Plan and the 2000 Outside Directors Stock Plan the price is computed on the basis of their respective exercise prices. As to the remaining shares under the 2000 Equity Incentive Plan and the 2000 Outside Directors Stock Plan, the $7.3275 share price is based upon the average of the high and low prices of the Common Stock on June 8, 2000, as reported on the Nasdaq National Market. The 2000 Employee Stock Purchase Plan establishes a purchase price equal to 85% of the fair market value of the Company's Common Stock, and, therefore, the price for shares under this plan is based upon 85% of the average of the high and low prices of the Common Stock on June 8, 2000, as reported on the Nasdaq National Market. As to the shares under the 2000 Equity Incentive Plan and offered for resale, the registration fee is based pursuant to Rule 457(b)(3) and Rule 457(c) upon the average of the high and low prices of the Common Stock on June 8, 2000, as reported on the Nasdaq National Market.

(4) These shares are offered for resale and were originally issued under the 2000 Equity Incentive Plan.
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

                                     PART I

                                EXPLANATORY NOTE

     Telocity Delaware, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register 11,165,240 shares of common stock that may be issued under our 2000 Equity Incentive Plan, 400,000 shares of common stock that may be issued under our 2000 Outside Directors Stock Plan and 2,500,000 shares of common stock that may be issued under our 2000 Employee Stock Purchase Plan.

     In addition, we include under cover of this Form S-8 a reoffer prospectus prepared in accordance of Part I of Form S-3 under the Securities Act. Pursuant to General Instruction C to Form S-8, this reoffer prospectus and this registration statement are intended to register for reoffer and resale up to 7,162,116 shares of common stock we have issued under our 2000 Equity Incentive Plan.

                               REOFFER PROSPECTUS

                              7,162,116 SHARES OF

                            TELOCITY DELAWARE, INC.

                                  COMMON STOCK

     This reoffer prospectus covers 7,162,116 shares of common stock, 0.001 par value, of Telocity Delaware, Inc. This prospectus relates to the reoffer and resale of shares of common stock that have been acquired pursuant to the 2000 Equity Incentive Plan of Telocity Delaware, Inc., by certain of our officers, directors, employees and consultants. We will not receive any proceeds from these sales.

     The selling stockholders described in this prospectus may reoffer and resell the shares from time to time. The shares may be offered at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices.

     The common stock is listed on the Nasdaq National Market under the symbol "TLCT." On June 13, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $7.687 per share.

     Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

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    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE
   PURCHASERS SHOULD CAREFULLY REVIEW THE MATTERS SET FORTH IN "RISK FACTORS"
                                     BELOW.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this prospectus is June 14, 2000.

                               TABLE OF CONTENTS

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                                                              PAGE
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
WHERE YOU CAN FIND MORE INFORMATION.........................    3
DOCUMENTS INCORPORATED BY REFERENCE.........................    4
ABOUT TELOCITY..............................................    5
RISK FACTORS................................................    6
RISKS RELATED TO OUR OPERATIONS AND FINANCIAL RESULTS.......    9
RISKS RELATED TO OUR INDUSTRY, TECHNOLOGY AND NETWORK.......   11
OTHER RISKS RELATED TO OUR BUSINESS.........................   16
RISKS RELATED TO THIS OFFERING..............................   19
USE OF PROCEEDS.............................................   21
SELLING STOCKHOLDERS........................................   21
PLAN OF DISTRIBUTION........................................   22
LEGAL MATTERS...............................................   22
EXPERTS.....................................................   23

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock registered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in our registration statement and the exhibits filed therewith. You may refer to the registration statement, and the accompanying exhibits and schedules for more information about us and our common stock. Statements contained in this prospectus regarding the contents of any agreement or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

     Since March 28, 2000, we have been subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website, which is described above.

     As used in this prospectus, the terms "we," "us," "our," "the Company" and "Telocity" mean Telocity Delaware, Inc. and the term "common stock" means our common stock, par value $0.001 per share.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC are incorporated in this prospectus by reference:

          (a) The Company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended containing audited financial statements for the Company's latest fiscal year ended December 31, 1999. The prospectus is included in the Company's Registration Statement on Form S-1 (No. 333-94271, effective March 28, 2000).

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934, as since the end of the fiscal year covered by the registrant document referred to in (a) above.

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 27, 2000 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     We also incorporate by reference all documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date of termination of this offering. We will provide free of charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Please direct such requests to Investor Relations, Telocity Delaware, Inc., 10355 N. De Anza Boulevard, Cupertino, California 95014. Our telephone number if 408-863-6600.

     This prospectus, including the information we incorporate by reference, includes forward-looking statements with in the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words "expects," "projects," "estimates," "believes." "anticipates," "intends," "plans," "budgets," "estimates" and similar expressions.

     We have based these forward-looking statements relating to our operations on our current exceptions, estimates and projections. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward looking statements.

     When you consider these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made. Neither Telocity, nor any person acting on Telocity's behalf, undertakes any obligation to update any forward-looking statements included or incorporated by reference in this prospectus.

                                 ABOUT TELOCITY

     The Company develops, markets, and delivers to the residential market online services and content designed for use over high speed, or broad band connections.

     Our executive offices are located at 10355 North De Anza Boulevard, Cupertino, California 95014, and our telephone number is (408) 863-6600. We maintain websites at www.telocity.com, www.telocity.net, and http://telocity.snap.com. Information contained on our websites does not constitute part of this prospectus.

                                  RISK FACTORS

     The discussion in this report on Form S-8 contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statement. Our actual results could differ materially from those described in our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

     - We have an unproven business model and a limited operating history in a new and rapidly evolving industry; we may not be able to implement our business plan;

     - We have incurred losses since our inception and expect future losses for the foreseeable future. Accordingly, we may not be able to achieve profitability, and even if we do become profitable, we may not be able to sustain profitability; and

     - Our failure to manage our growth could harm our ability to retain and grow our customer base and expand our service offerings.

     In addition, to the other information in this prospectus, investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing shares of common stock.

             RISKS RELATED TO OUR OPERATIONS AND FINANCIAL RESULTS

WE HAVE AN UNPROVEN BUSINESS MODEL AND A LIMITED OPERATING HISTORY IN A NEW AND RAPIDLY EVOLVING INDUSTRY, AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

     Our business model is still in development and our limited historical financial and operating data are not a good indication of how our business is doing or how it is evolving. You must consider our business and prospects in light of the risks and difficulties typically encountered by companies in new and rapidly evolving industries such as ours. We may not adequately address these risks, and if we do not, we may not be able to implement our business plan as we intend. In addition, you should not expect future growth in operations, revenue, employees or other benchmarks to be comparable to our recent developments in those areas.

     We were incorporated in August 1997 and first began offering residential broadband services commercially in Chicago in July 1999. We have been offering our services on a wider basis since November 1999, when we started our rollout in the Southeast. As a result of the expansion of our services and the accompanying buildout of our network, we grew from 36 employees at December 31, 1998 to 256 employees at February 29, 2000. Of our entire current executive management team of eleven, only four members were with us at December 31, 1998.

WE HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND EXPECT FUTURE LOSSES FOR THE FORESEEABLE FUTURE. ACCORDINGLY, WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY, AND EVEN IF WE DO BECOME PROFITABLE, WE MAY NOT BE ABLE TO SUSTAIN PROFITABILITY. IF WE CONTINUE TO INCUR LOSSES, THE VALUE OF OUR STOCK COULD DECLINE, AND WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL TO FINANCE OUR BUSINESS IN THE FUTURE.

     We have incurred net losses in every quarter and annual period since our incorporation in August 1997 and expect to continue to operate at a loss for the foreseeable future, primarily as a result of the expansion of our network and operations. If these losses continue, they could cause the value of our stock to decline and they may impair our ability to raise capital. Although we intend to increase our expenditures and operating expenses rapidly and substantially as we expand our network and operations, we do not expect our revenues to increase as rapidly and as substantially. We cannot forecast with any degree of accuracy exactly when, or if, we will become profitable. This is true because of the following:

     - we had negative cash flow from operating activities of $5.4 million in 1998 and $29.5 million in 1999 and 27.6 million for the three months ended March 31, 2000;

     - we had an annual interest and amortization expense relating to the expansion of our network and operations of approximately $3.2 million in 1999 and expect this expense to increase significantly in the future;

     - we had an annual charge to earnings relating to employee stock-based compensation and non-employee option and warrant grants of approximately $3.6 million in 1999 and expect this expense to increase significantly in the future; and

     - as of March 31, 2000, we had an accumulated deficit of approximately $103.2 million.

OUR FAILURE TO MANAGE OUR GROWTH COULD HARM OUR ABILITY TO RETAIN AND GROW OUR CUSTOMER BASE AND EXPAND OUR SERVICE OFFERINGS.

     We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to manage our future growth effectively could harm our ability to retain and grow our customer base and expand our service offerings which would materially and adversely affect our business, prospects, operating results and financial condition. Our expansion to date has strained our management, financial controls, operations systems, personnel and other resources. From time to time, we have had difficulty effectively deploying our network operations and expanding our network on extremely short deadlines while providing adequate customer service and efficient provisioning of new customers. For example, we experienced a 30 day delay in delivery time of network connections in the Miami region. While this delay did not cause us to lose existing customers, it did result in lost revenue for that 30 day period. Although this delay did not materially harm our business, future delays may be more severe and adversely affect our financial performance.

     Any future rapid expansion will likely increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with customer expectations.

     Furthermore, we may make mistakes in operating our business. We may make inaccurate sales forecasts, overtax our most talented and capable personnel, inadequately test our network deployments or devote insufficient resources for new markets, material planning and financial reporting.

OUR ABILITY TO SUSTAIN OR GROW OUR BUSINESS, ESPECIALLY THE DEVELOPMENT OF OUR CONTENT OFFERINGS, MAY BE HARMED IF WE ARE UNABLE TO PERFORM OUR OBLIGATIONS UNDER OUR AGREEMENTS WITH NBCI AND ITS AFFILIATES.

     Our business, especially the development of our content offerings, is substantially dependent upon our ability to perform our obligations under our agreements with NBCi and its affiliates, which provide for the joint development and design of services and content branded by both companies, such as entertainment, electronic commerce, gaming, search applications and other features designed for broadband users. Customers currently can use our existing gateway to access this content. If NBCi terminates its agreements or fails to perform its obligations under its agreements, we may not be able to sustain or grow our business.

     - NBCi may terminate its operating agreement with us if one of a number of named NBC or NBCi competitors acquires more than 33% of us.

     - NBCi may terminate the promotional exclusivity provisions of the operating agreement if certain performance milestones are not met, or if Ms. Hart leaves Telocity by December 2002.

     - NBCi or NBC may terminate their advertising agreements with us in the event of a change in control, an uncured material breach of the agreements or bankruptcy related events of our company.

     If our agreements with NBCi or its affiliates are terminated, we will need to seek out and develop other strategic relationships. We may not be able to form other strategic relationships in the future, and even if we do, the strategic agreements we enter into may not be successful. Also, the amount and timing of resources that our strategic partners devote to our business is not within our control. Our strategic partners may not perform their obligations as expected. We cannot be certain that any revenue will be derived from these strategic relationships.

IF WE FAIL TO MAKE SIGNIFICANT SALES OF OUR ADDITIONAL SERVICES TO OUR CUSTOMERS, OUR OPERATING MARGINS MAY SUFFER.

     We have based our business model upon our customers purchasing not only our basic services package but also our additional services. We currently expect these additional services, including online gaming, virtual private networks, and various utility services, will be available to our customers during 2000. While future content both we and NBCi are currently developing will not require any upgrade, some of these new services will require software upgrades or the addition of new technology to our network while others will require the utilization of our next-generation residential gateway, which we expect to release during 2000. These additional services will allow us to generate greater financial margins from each customer. If our customers only pay for our basic service package or choose not to upgrade to our next generation gateway to receive additional services, our operating margins will suffer.

BECAUSE OUR CUSTOMER ACQUISITION COSTS ARE HIGH, IF WE FAIL TO RETAIN CUSTOMERS LONG ENOUGH TO PAY BACK OUR UP FRONT INVESTMENT, WE MAY NOT ACHIEVE PROFITABILITY.

     Our customer acquisition costs comprise a significant portion of our operating costs, including advertising, order fulfillment, installation, customer care and the cost of our residential gateway. Because of our significant up-front investment in each customer, if our customers fail to renew their subscriptions with us or otherwise terminate their relationships with us before we recover our up front costs, we may fail to generate a profit. In addition, if we fail to reduce our customer acquisition costs, including by increasing the efficiency of our customer care organization and reducing the costs associated with the development and production of our gateways, our operating results will suffer.

IF WE CANNOT CONTROL THE COSTS OF GOODS AND SERVICES WE RECEIVE FROM OUR SUPPLIERS, WE MAY INCUR LOSSES OR PASS ALONG HIGHER COSTS TO OUR CUSTOMERS.

     We expand significant capital on our residential gateway, on the installation charges for our customers who cannot self install their residential gateway on their existing telephone lines and on the order fulfillment fees that we pay to our DSL access providers. If we fail to reduce the overall manufacturing and components costs, installation fees and order fulfillment expenses charged to us by our suppliers, we may be forced either to accept greater operating losses over a longer period of time than currently estimated or pass along greater up front activation and other installation fees to our customers, which would harm our ability to compete in our market.

OUR MANAGEMENT TEAM IS NEW, AND IF THEY ARE UNABLE TO WORK TOGETHER EFFECTIVELY, OUR BUSINESS COULD BE SERIOUSLY HARMED.

     Our productivity and the quality of our services and content may be adversely affected if our team does not learn to work together quickly and effectively. We employed only four members of our current management team at the beginning of 1999. In particular, Patti Hart, our President and CEO, joined us in June 1999, Jim Morrissey, our Executive Vice President and Chief Marketing Officer, joined us in September 1999, Scott Martin, our Executive Vice President and Chief Administrative Officer, joined us in December 1999 and Edward Hayes, our Executive Vice President of Finance and Chief Financial Officer, joined us in January 2000. These individuals have not previously worked together as a management team and have had only limited experience managing a rapidly growing company.

OUR GROWTH DEPENDS ON OUR ABILITY TO HIRE AND RETAIN HIGHLY QUALIFIED EMPLOYEES AND SENIOR EXECUTIVES.

     The loss of the services of any of our senior management team, all but one of whom are at-will employees, or the failure to attract and retain additional key employees could harm the continued deployment of our services and content, the marketing of our services and the development of new services, our brand and our strategy. Our future growth and ability to sustain this growth depend upon the continued service of our executive officers and other key engineering, sales, operations, marketing and support personnel. Competition for qualified personnel in our industry and in the San Francisco Bay Area, as well as the other geographic markets in which we recruit, is extremely intense and characterized by rapidly increasing salaries and equity positions, which may increase our operating expenses or hinder our ability to recruit qualified candidates. Furthermore, we must compete with companies in earlier stages of their development, that can offer substantially greater equity positions to current and potential employees. For these reasons, we may be unable to retain or recruit qualified candidates, much less the most highly qualified.

WE MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF OUR NEXT-GENERATION GATEWAY AND IN OUR DEVELOPMENT OF NEW OR ENHANCED TECHNOLOGIES THAT COULD DELAY THE LAUNCH OF NEW SERVICES THEREBY INCREASING EXPENSES AND DECREASING REVENUE.

     The introduction of our next-generation gateway during 2000 will require us to manage a transition from older equipment and technology, minimize disruption in customer ordering patterns and ensure that adequate supplies of new equipment can be delivered to meet anticipated customer demand. Despite testing, our next-generation residential gateway may contain undetected or unresolved errors when it is first released. These errors could result in:

     - delays in or loss of market acceptance and sales;

     - diversion of development resources;

     - injury to our reputation; and

     - increased service, warranty and other operating expenses.

     In general, the development of new or enhanced equipment, systems, services and content, such as electronic commerce, communications, and utility services, is a complex and uncertain process requiring the accurate anticipation of technological and market trends, as well as precise technological execution. We may experience in the future design, development, implementation or other difficulties that could delay or prevent our introduction of new or enhanced services or content. These delays could cause our expenses to increase and our revenues to decline. In addition, because technical innovations and enhancements are inherently complex and require long development cycles, we will have to incur most research and development expenses before the technical feasibility or commercial viability of enhanced or new services can be ascertained. Our revenues from future or enhanced services may not be sufficient to recover our associated development costs.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD WHICH MAY CAUSE OUR STOCK PRICE TO BE EXTREMELY VOLATILE. WE MAY ALSO FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO DECLINE.

     Our operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. If we experience such fluctuation, we may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to decline or be extremely volatile.

     In addition, most of our operating costs are fixed and based on our revenue expectations. Therefore, if we have lower revenues than we were expecting, we may be unable to reduce our expenses in the same period in which the operating costs were incurred, resulting in lower quarterly operating results for that period. For example, during 1999 we hired approximately 150 employees, moved into significantly larger facilities and greatly increased our operating expenses in anticipation of an increase in revenue; however, we do not know whether our business will grow rapidly enough to absorb these costs.

IF SALES FORECASTED FOR A PARTICULAR PERIOD ARE NOT REALIZED IN THAT PERIOD DUE TO THE LENGTHY DEVELOPMENT AND TESTING CYCLES OF OUR TECHNOLOGIES AND SERVICES, OUR OPERATING RESULTS FOR THAT PERIOD WOULD BE ADVERSELY AFFECTED.

     We cannot forecast with any degree of accuracy our revenues in future periods or how quickly customers will select our services, if at all. In view of these factors, we may not be able to achieve or sustain profitability which could cause our stock price to decline. Our ability to achieve profitable operations on a continuing basis will depend on a number of factors, many of which are beyond our control.

WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR GROWTH, AND EVEN IF WE ARE ABLE TO RAISE ADDITIONAL CAPITAL, IT MAY BE ON UNACCEPTABLE TERMS, MAY DILUTE YOUR OWNERSHIP OR MAY RESTRICT OUR FLEXIBILITY IN RUNNING OUR BUSINESS.

     We intend to seek substantial additional financing in the future to fund the growth of our operations, including funding the significant capital expenditures and working capital requirements necessary for us to complete our nationwide rollout. This rollout calls for us to expand our services across the United States, beginning with major markets, and provide services in our targeted markets. In order to accomplish this nationwide rollout, we must expand our network into geographic areas throughout the country, beginning with major markets, establish relationships with local access providers in those areas and launch targeted marketing campaigns in those regions. If we are unable to raise additional capital or are able to raise capital only on unfavorable terms, we may not be able to complete our network's coverage across the country, develop or enhance our gateway and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any or all of which could hurt our ability to support our growth. We expect that our existing capital resources coupled with the proceeds of this initial public offering will be sufficient to meet our cash requirements through September 2001. However, we have a limited operating history on which to base these estimates. As a result, these estimates may not be accurate.

     If additional capital is raised through the issuance of equity securities or by incurring convertible debt, the percent ownership of our existing stockholders will be reduced and those stockholders may experience dilution in net book value per share. Any debt financing, if available, may involve covenants limiting or restricting our operations or future opportunities or pledging our assets as security for borrowings.

             RISKS RELATED TO OUR INDUSTRY, TECHNOLOGY AND NETWORK

OUR SERVICES ARE NEW AND CUSTOMERS MAY NOT ACCEPT THESE SERVICES. IF OUR SERVICES DO NOT GAIN BROAD MARKET ACCEPTANCE, WE WILL NOT BE ABLE TO INCREASE OUR REVENUES AND BUILD OUR BUSINESS AS ANTICIPATED.

     Residential broadband Internet access and the related services we support through our platform is a new and emerging business, and we cannot guarantee that our services will attract widespread demand or market acceptance. If this market fails to develop or develops more slowly than anticipated, we will not be able to increase our revenues and build our business as anticipated.

THE SCALABILITY, RELIABILITY AND SPEED OF OUR NETWORK REMAIN LARGELY UNPROVEN AND MAY NOT SATISFY CUSTOMER DEMAND.

     We may not be able to scale our network and operational support system to meet our projected customer numbers while achieving and maintaining superior performance. This risk will continue to exist as long as we expand our services geographically to increasing numbers of customers. Our failure to achieve or maintain high-speed digital transmissions would significantly reduce customer demand for our services, resulting in decreased revenues and the inability to build our business as planned. To date, we have deployed our network in more than 50 metropolitan statistical areas in the Southeast, Northeast, upper Midwest and Mid-Atlantic states. Most of this deployment has taken place in the last few months. By the end of 2000, we expect that we will offer services in approximately 150 of the nation's 349 metropolitan statistical areas which we estimate will allow us to make our services available to at least 20% of all U.S. households. Our maximum potential market is limited by the number of homes that are DSL-capable, meaning homes that are within approximately 2 1/2 and 3 miles from a local telephone office that has equipment necessary to support DSL service and have voice grade copper telephone lines that are in good condition. We believe that currently 1.4% of all U.S. households receive DSL service and 30% of all U.S. households are DSL-capable, with the percent of DSL-capable households growing to 50% in 2001 and 75% in 2002. The ability of our network and operational support system to connect and manage a substantial number of online customers at high speeds on a national scale is still unknown.

FACTORS OUTSIDE OF OUR CONTROL MAY ADVERSELY AFFECT OUR TRANSMISSION SPEED. LOWER SPEEDS MAY RESULT IN CUSTOMER DISSATISFACTION AND ULTIMATELY A LOSS OF CUSTOMERS.

     Peak digital data transmission speeds currently offered across our networks when utilizing DSL are 1.5 megabits per second. However, the actual data transmission speeds over our networks can be significantly slower. These slower speeds may result in customer dissatisfaction and ultimately in the loss of customers and revenues. The speeds over our networks depend on a variety of factors, many of which are out of our control, including:

     - the distance an end-user is located from a central office;

     - the configuration of the telecommunications line being used;

     - the quality of the telephone lines provisioned by traditional telephone companies;

     - the inside wiring of our customers' homes; and

     - the limitations of our customers' computers.

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

WE FACE INTENSE COMPETITION FROM, AMONG OTHERS, PROVIDERS OF ONLINE SERVICES, INTERNET SERVICE PROVIDERS, CABLE MODEM SERVICE PROVIDERS AND TELECOMMUNICATIONS SERVICE PROVIDERS WHICH COULD LIMIT THE NUMBER OF CUSTOMERS WHO CHOOSE AND PAY US FOR OUR SERVICES.

     We experience strong competition in all of our target service areas, including from providers of online services, Internet service providers, cable modem service providers, interactive television providers, Internet portal or content sites, telecommunications service providers, wireless and satellite service providers, and consumer electronics and appliance manufacturers. We expect this competition to intensify and we may be unable to generate a significant number of new customers or retain existing customers. Many of these competitors have longer operating histories, greater name recognition, better strategic relationships and significantly greater financial, technical or marketing resources than we do. As a result, these competitors:

     - may be able to develop and adopt new or emerging technologies and respond to changes in customer requirements or devote greater resources to the development, promotion and sale of their products and services;

     - may form new alliances to rapidly acquire significant market share; and

     - may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing high-speed broadband services.

     For example, telecommunications service providers, including traditional telephone companies and competitive carriers, have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own telephone lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Cable modem service providers such as Excite@Home, and AOL through its merger with Time Warner, may have the ability to leverage their existing positions in their service markets to exclude competition.

OUR FAILURE TO MEET CHANGING CUSTOMER REQUIREMENTS AND EMERGING INDUSTRY STANDARDS WOULD LIMIT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     The market for high-speed broadband access is characterized by rapidly changing customer demands and short life cycles for services and content. If enhancements to our existing services, such as broadband Internet access, e-mail and storage for web pages, or development of new services, including electronic commerce, communications and utility services, take longer than planned, customer requirements and industry standards may have changed, which would adversely affect our ability to sell our services and cause our results of operations and financial condition to suffer.

WE DEPEND ON SINGLE AND LIMITED SOURCE SUPPLIERS FOR KEY COMPONENTS OF OUR GATEWAY WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We rely on Wellex Corporation to produce our proprietary residential gateway device and we will not have another supplier for at least three months. In the event of any significant delay, disruption, capacity constraint or quality control problem in its manufacturing operations, gateway shipments to our customers could be delayed, which would negatively affect our net revenues, competitive position and reputation. Should Wellex cease to be our contract supplier for any reason, we would then need to qualify a new gateway supplier and we may be unable to find a gateway supplier that meets our needs or that can source components as cost-effectively as Wellex. Qualifying a new gateway supplier and commencing volume production is expensive and time consuming. Transferring production operations can significantly disrupt gateway supply. If we are required or choose to change gateway suppliers, we may lose sales and may experience increased production or component costs, and our customer relationships may suffer.

     If any of our sole-source manufacturers delays or halts production of any of the components or equipment that we use in our residential gateway we would be unable to manufacture and ship our
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

gateway, and, as a result, our revenues and operating results would decline and our customer relationships may suffer. Furthermore, we expect to incorporate additional sole-source components into our next generation gateways planned for release during 2000, thereby increasing our sole-source supplier risks. We currently depend on single source suppliers for a number of key components, such as chipsets, processors and unique tooled plastics. For example, there is only one supplier available for our processor and our chip set is a specific model which we have designed and is built by a single manufacturer. Should either of these suppliers become unavailable, we will be required to undertake a redesign of our gateways such as the layout of the board or the pin connections.

     There are a number of other risks associated with our dependence on a single third party supplier, including the following:

     - reduced control over delivery schedules and quality assurance;

     - manufacturing yields and costs;

     - the potential lack of adequate capacity during periods of excess demand;

     - limited warranties on products supplied to us;

     - increases in prices; and

     - the potential misappropriation of our intellectual property.

IF WE FAIL TO PREDICT ACCURATELY OUR SUPPLY REQUIREMENTS, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE DELAYS WHICH COULD RESULT IN A SIGNIFICANT DECREASE IN OUR REVENUES AND GROSS MARGINS.

     We provide Wellex with rolling forecasts of our gateway requirements based on anticipated orders. Wellex uses these forecasts to purchase components for our gateway. Our component requirement forecasts may not be accurate. If we overestimate our component requirements, Wellex may have excess inventory, which would increase our costs. Also, because lead times for materials and components that we require vary significantly and depend on a variety of factors, if we underestimate our requirements, Wellex may have inadequate inventory, which could interrupt their manufacturing of our gateways and result in delays in system shipments. Any of these events could harm our business and results of operations.

AT PRESENT, WE CANNOT PROVIDE OUR SERVICES UNLESS DSL ACCESS PROVIDERS SUPPLY US WITH DSL CONNECTIONS AND COOPERATE WITH US FOR THE TIMELY PROVISION OF DSL CONNECTIONS FOR OUR CUSTOMERS.

     We must obtain DSL connections from traditional telephone companies and new competitive carriers and have their continuing cooperation for the timely provision of DSL connections for our customers in order for us to provide our services. DSL operates over local telephone lines, which are under the control of traditional telephone companies and new competitive carriers and requires a special connection from our network to the telephone lines. We rely on them to provide us with these DSL connections, and if we were unable to use these connections, we would not be able to provide our services. In addition, we depend on traditional telephone companies and new competitive carriers to test and maintain the quality of the DSL connections that we use. An inability to obtain adequate and timely access to DSL connections on acceptable terms and conditions from traditional telephone companies and competitive carriers and to gain their cooperation in the timely provision of DSL connections for our customers could harm our business, as could their failure to properly maintain the DSL connection we use.

WE WILL COMPETE WITH OUR DSL ACCESS PROVIDERS IN PROVIDING BROADBAND INTERNET ACCESS, WHICH MAY CAUSE DELAYS OR INCREASE EXPENSES.

     Because in some instances our DSL access providers will also provide broadband Internet access and other services, we will compete with them. Although our DSL access providers are required to provide

DSL connections to us on a non-discriminatory basis under the Telecommunications Act of 1996, they may nevertheless be reluctant to cooperate with us. Compelling these DSL access providers to meet the regulatory requirements may be expensive and time consuming and could result in delays and increased expenses associated with providing our services and content on a wider scale, which in turn could harm our business.

OUR SERVICES MAY NOT BE DELIVERED EFFECTIVELY, OR AT ALL, BECAUSE OF DISTANCE SENSITIVITY OF DSL TECHNOLOGY, THE PHYSICAL LIMITATIONS OF OUR CUSTOMERS' TELEPHONE LINES, OR BECAUSE THE TELEPHONE LINES WE RELY UPON MAY BE UNAVAILABLE OR IN POOR CONDITION.

  Because DSL technology is distance sensitive and operates over local telephone lines, we will not be able to provide services to customers whose homes are outside a maximum distance.

     Our ability to provide services to potential customers using DSL connections through the telephone network over which DSL must operate depends on the length of our customers' local telephone lines. It also depends on the quality, physical condition, availability and maintenance of those telephone lines, all of which are within the control of traditional telephone companies. DSL technology is distance sensitive and, in many cases, the homes of our potential customers may be located outside the maximum distance from the telephone company central switching office for the proper function of the DSL technologies we currently use. Our existing customers are all within this maximum distance, as we cannot provide our services to customers beyond this maximum distance. Currently, 70% of U.S. homes are not DSL-capable, meaning they are more than approximately 2 1/2 to 3 miles from a local telephone office that has equipment necessary to support DSL service or do not have voice-grade copper telephone lines that are in good condition. Many traditional telephone companies are rapidly deploying additional equipment in central offices and we work with our DSL access providers to identify new locations in which we would like to offer our services. Nevertheless, our DSL access providers may fail to expand their equipment. If the homes of a significant number of customers that desire our service continue to be located beyond this maximum distance, it could materially inhibit our ability to deploy our broadband services to those homes, which would harm our business.

  If we receive inaccurate information regarding the distances of customers from the central telephone office, we will incur additional expenses that will harm our operating results.

     Although we work with our DSL access providers to identify in advance of accepting orders those customers who are close enough to a central office, we sometimes find that the information given to us is inaccurate. In the past, our historical experiences of finding inaccurate information have caused us to incur expenses such as costs associated with sending a technician to enable a potential customer's telephone line that cannot be DSL enabled. Although to date these expenses have not materially harmed our operating results, if we cannot reduce the number of these false positive customer identifications as we expand our operations on a larger scale, we will continue to incur significant expenses that will harm our operating results.

  If the telephone lines of our customers are in poor condition, we may not be able to provide our services to those customers.

     The current condition of local telephone lines may be inadequate to permit us to provide our services to all of our customers utilizing current DSL technologies. Because the copper telephone lines are owned by other companies and because the number of copper lines is so large and often inside a potential customer's house, the condition of the lines can only be determined on a case-by-case basis. The copper telephone lines that we rely upon to provide service to our customers' homes may not be of sufficient quality or they may not be adequately maintained by the traditional telephone company for proper DSL functionality, which could significantly inhibit our ability to deploy our broadband services to those homes, which would harm our business.

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

  Our ability to provide DSL-based services to customers whose homes are connected to telephone networks that do not use copper lines will be limited because DSL-based services are not be available to those customers.

     Some telephone companies use technologies other than copper lines to provide telephone services between the traditional telephone company central switching office and the customer's residence and DSL-based services will not be available to those customers. If a significant number of the homes of customers that desire our service are connected to the telephone network with non-copper local access connection, it could materially inhibit our ability to deploy our DSL-based services to those homes and would harm our business.

ALWAYS CONNECTED INTERNET SERVICES, SUCH AS OURS, MAY BE SUBJECT TO ADDITIONAL SECURITY RISKS WHICH COULD CAUSE US TO LOSE EXISTING CUSTOMERS, DETER POTENTIAL CUSTOMERS AND HARM OUR REPUTATION.

     Since our services allow customers to be connected to the Internet at all times, unauthorized users may have a greater ability to access information stored in our customers' computer systems. Always connected Internet services may give unauthorized users, or hackers, more and longer opportunities to break into a customers computer or access, misappropriate, destroy or otherwise alter data through the Internet. We are currently developing data security systems that protect a customer's computer from unauthorized access through the Internet, but we cannot ensure that the security risks will be eliminated.

A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS WHICH COULD HURT OUR BRAND IMAGE, LEAD TO A LOSS OF CUSTOMERS AND RESULT IN A SIGNIFICANT DECREASE OF REVENUES.

     Although we have not experienced any system failures or breaches of network security that materially affected us, if we experience one or more of the problems described below in the future, our financial performance and results of operations could be materially affected at that time.

     Our operations depend on our ability to avoid damages from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at our network operations center, our operational support system, our managed network of leased communication lines or any metropolitan hubs or collocation facilities could cause interruptions in the services provided by us and these interruptions could result in the loss of customers and the attendant reduction of revenue. Additionally, if a traditional telephone company, new competitive carrier or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services.

     Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Providers of Internet services, including us, have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. For example, we have experienced unintentional down time as a result of upgrading our services and equipment. Other technologies similar to our own have been subject to service outages. The consequence of these interruptions in service may be that some customers terminate our service and that some potential customers to reject our service. Moreover, we may be required to give discounts to customers who experience service interruption. Interruptions of service may therefore result in decreased revenues and customer base. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and also might deter potential customers. Eliminating computer viruses and alleviating other security problems, including problems created by our or a vendor's employee, may require interruptions, delays or cessation of service to our customers.

                      OTHER RISKS RELATED TO OUR BUSINESS

A GENERAL ECONOMIC DOWNTURN COULD RESULT IN CUSTOMERS CANCELING OUR SERVICES AND CONTENT OR THE DECISION BY PROSPECTIVE CUSTOMERS NOT TO USE OUR SERVICE.

     To the extent the general economic health of the United States or of certain regions in which many of our customers reside declines from recent historically high levels, or to the extent customers fear a decline is imminent, these customers may reduce expenditures for services such as ours. Any decline or concern about an imminent decline could also delay decisions among certain of our customers to renew our services or to add new services or could delay decisions by prospective customers to make initial evaluations of our services. Since many consumers may perceive our services as unnecessary or as a "luxury" item, we could be particularly hard hit by an economic downturn. Any reduction of or delays in expenditures would harm our business.

OUR BUSINESS IS SIGNIFICANTLY AFFECTED BY THE LEGISLATIVE, REGULATORY AND JUDICIAL RULES APPLICABLE TO TELECOMMUNICATIONS SERVICES AND THE BROADBAND MARKETPLACE.

     Changes in existing laws and regulations applicable to our business may not be favorable to us and may require us to direct time and money toward legal and regulatory matters. Since 1996, telecommunications laws have been in a state of particularly rapid change. We rely on our ability to purchase DSL access from both traditional telephone companies and new competitive carriers, vendor channels that may not remain open to use, or for which prices may rise, if the regulatory status of these service providers changes in the future. In order to protect our market options and business flexibility, we may also be required to participate in legislative, regulatory and judicial proceedings, or proceedings may be instituted against us by competitors seeking to harm our business, all of which could entail the diversion of substantial funds and management attention.

  We may be prevented from or delayed in providing asymmetric digital subscriber line, or ADSL, access to our customers if the FCC does not grant our application for a waiver from compliance with the requirements for connecting ADSL equipment to the public telephone network.

     We currently provide ADSL access to some of our customers. On February 28, 2000, the FCC set forth guidelines streamlining the process for obtaining waivers from compliance with the requirements for connecting ADSL equipment to the public telephone network. We have submitted our application for a waiver and expect to receive this waiver in the near future because we believe we have met the requirements for receiving the waiver. However, we cannot assure you that we will obtain this waiver. If we do not obtain this waiver, the FCC may enjoin us from providing ADSL service. If this occurs, we would be prevented from or delayed in providing ADSL access to our customers.

  Our services might be determined to be subject to price regulation at the federal or state level and may affect our pricing structure and decrease our profits.

     If the current laws and regulations governing our business change, we may become subject to price regulation at the state or federal level. Such price regulation could adversely impact our profitability.

  Federal, state, local or foreign governments may impose taxation on the Internet and the services we offer, which would decrease our revenues an harm our operating results.

     Future legislation affecting our business could subject us to taxation due to the services we provide. This taxation may decrease our revenues and harm our operating results.

  The competition among our DSL providers could be adversely affected by changes in existing laws and regulations and that could increase our costs and lower our profit margin.

     If existing laws and regulations change, the competition among our DSL providers that we rely on to maintain efficiently priced and high quality DSL connections, could be adversely affected. In addition, if the Telecommunications Act of 1996 and recent decisions by the Federal Communications Commission implementing portions of the Act that have opened the existing telephone network to competition are stayed, reversed or modified by appellate courts, if the laws and decisions requiring traditional telephone companies and competitive carriers to sell DSL connections to companies like our are changed or vacated, or if new regulatory mandates degrade competition, our costs will increase and we will have lower profit margins.

AS A PROVIDER OF CONTENT-BASED INTERNET SERVICES, WE MAY FACE POTENTIAL LEGAL EXPOSURE BECAUSE OF THE NATURE OF SOME OF THE CONTENT WE PROVIDE.

     We may be subject to claims for defamation, negligence, copyright or trademark infringement, including contributory infringement, or other claims relating to the information contained on our Internet sites, whether written by us or third parties which could cause us to make unexpected legal expenditures and significantly increase our costs. These types of claims have been brought against providers of online services in the past and can be costly to defend regardless of the merit of the lawsuit. Although recent federal legislation protects online services from some claims when the material is written by third parties, this protection is limited. Furthermore, the law in this area remains in flux and varies from state to state, and from country to country.

     We may also face potential legal exposure associated with the provision of content-based Internet services in such areas as obscenity and indecency, advertising, gaming, privacy, child Internet privacy, the use of personal information gathered online and trademark or copyright infringement. Many of the rules in these areas are ambiguous and rapidly evolving, making definitive assessment of legal risks difficult.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS WHICH COULD ALLOW COMPETITORS TO DEVELOP TECHNOLOGY SUPERIOR TO OUR OWN AND ATTRACT CUSTOMERS AWAY FROM US.

     The steps we have taken to protect our technology or other intellectual property may be inadequate. As a result, competitors may develop technology superior to our own and attract customers away from us. We may be unable to use intellectual property protection to prevent other companies from competing with us. While we have developed some proprietary techniques and expertise, we believe that many of our activities and systems are not protectable as proprietary intellectual property. Accordingly, we may be unable to prevent third parties from developing techniques that are similar or superior to our technology. Likewise, we may be unable to prevent third parties from designing around our copyrights, patents and trade secrets, or from utilizing our intellectual property without detection or without adequate remedy.

     We claim common law trademark protection for a limited number of marks and have applied for federal registrations for only two. Our trademark strategy has shifted in the past and may again in the future as we choose to abandon old marks and utilize new ones, which might have the effect of diluting our branding strategy, or confusing our customers. Because we have had no systematic process in the past for the identification of patentable inventions, we may have overlooked important technologies that could have been, but have not yet been patented by us. Some of these inventions may no longer be patentable. We have not undertaken any patent searches to determine whether key patents exist that might prevent us from manufacturing, selling or using our gateway devices or other services. We therefore might infringe patents of third parties. We also rely on unpatented trade secrets and know-how to maintain our competitive positions, which we seek to protect, in part, by confidentiality agreements, strategic alliances and contracts with employees, consultants and others. The steps we have taken may not have been adequate to protect these trade secrets.

WE ARE VULNERABLE TO CLAIMS THAT ANY ELEMENT OF OUR SERVICE DEPLOYMENT PLATFORM INFRINGES THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, AND ANY RESULTING CLAIMS AGAINST US COULD BE COSTLY TO DEFEND OR SUBJECT US TO SIGNIFICANT DAMAGES.

     Infringement claims could materially harm our business. From time to time, we may receive notice of claims of infringement of third parties' proprietary rights. The fields of telecommunications and Internet communications are filled with patents, both pending and issued. We may unknowingly infringe such a patent. We may be exposed to future litigation based on claims that our platform infringes the intellectual property rights of others, especially patent rights. Someone, including a competitor, might file a suit with little merit, in order to harm us commercially, to force us to re-allocate resources to defending such a claim, or extract a large settlement. In addition, our employees might utilize proprietary and trade secret information from their former employers without our knowledge, even though we prohibit these practices.

     Any litigation, with or without merit, could be time consuming to defend, result in high litigation costs, divert our management's attention and resources or cause us to delay deployment of related technology. A jury or judge may decide against us even if we had not in fact infringed. If we lose or are forced to settle, we could be required to remove or replace allegedly infringing technology, to develop non-infringing technology or to enter into royalty or licensing arrangements. These royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

     We may make investments in complementary companies, products or technologies. Should we do so, our failure to successfully manage future acquisitions could seriously harm our operating results. In the event of any future purchases, we will face additional financial and operational risks, including:

     - difficulty in assimilating the operations, technology and personnel of acquired companies;

     - disruption in our business because of the allocation of resources to consummate these transactions and the diversion of management's attention from our core business;

     - difficulty in retaining key technical and managerial personnel from acquired companies;

     - dilution of our stockholders, if we issue equity to fund these transactions;

     - assumption of operating losses, increased expenses and liabilities; and

     - our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

OUR HEADQUARTERS AND SUPPLIERS ARE ALL LOCATED IN NORTHERN CALIFORNIA WHERE NATURAL DISASTERS MAY OCCUR WHICH COULD DAMAGE OUR FACILITIES AND RENDER US UNABLE TO PROVIDE SERVICES TO OUR CUSTOMERS.

     Currently, our corporate headquarters, network operations center and the only manufacturer of our residential gateway are all located in Northern California. Northern California historically has been vulnerable to natural disasters and other risks, such as earthquakes, fires and floods, which at times have disrupted the local economy and posed physical risks to our property and the property of the manufacturer of our residential gateway. In the event of such disaster, our business would suffer. We presently do not have redundant, multiple site capacity in the event of a natural disaster.

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

                         RISKS RELATED TO THIS OFFERING

INSIDERS TO HAVE SUBSTANTIAL CONTROL OVER US AND COULD DELAY OR PREVENT OUR ENGAGING IN A CHANGE OF CONTROL TRANSACTION AND AN OPPORTUNITY FOR YOU TO SELL YOUR STOCK AT A PREMIUM TO ITS THEN CURRENT MARKET VALUE.

     Our officers, directors and five percent or greater stockholders beneficially own or control, directly or indirectly, approximately 60,747,952 shares of common stock, which in the aggregate will represent approximately 72.2% of the outstanding shares of common stock. These stockholders, if acting together, will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combinations.

OUR RELATIONSHIP WITH NBCI COULD DELAY OR PREVENT A CHANGE IN OUR ENGAGING IN A CHANGE OF CONTROL TRANSACTION AND YOUR ABILITY TO REALIZE A PREMIUM ON YOUR STOCK.

     Provisions in our agreements with NBCi and its affiliates could delay or prevent a change in our control, including a change that shareholders might find beneficial. As part of our relationship with NBCi, we entered into an investor rights agreement that provides, among other things, that if we receive an offer to buy 20% or more of our outstanding shares or we receive a third party offer to buy all or substantially all of our assets, so long as either NBC or NBCi own at least 2,500,000 shares of our common stock, we will negotiate exclusively with either NBC or NBCi with respect to the offer for a period of 30 days and may not sell our company or our assets to a third party on terms that are more favorable to us than those last offered by NBC and NBCi. Furthermore, NBCi may terminate its operating agreement with us if one of a number of named NBCi competitors acquires more than 33% of us, and NBCi or NBC may terminate their advertising agreements with us in the event of a change in control of our company. These provisions may deter someone from acquiring or merging with us, including a transaction that results in stockholders receiving a premium over the market price for the shares of common stock held by them.

PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL AND YOUR ABILITY TO REALIZE A PREMIUM ON OUR STOCK.

     Provisions of our amended and restated certificate of incorporation and bylaws in effect after completion of this offering, and Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - authorizing the issuance of blank check preferred stock;

     - providing for a classified Board of Directors with staggered, three-year terms; and

     - requiring a super-majority stockholder vote to effect certain amendments.

     In addition, provisions of the Delaware General Corporation Law may deter someone from acquiring or merging with us, including a transaction that results in stockholders receiving a premium over the market price for the shares of common stock held by them. Section 203 of the Delaware General Corporation Law also imposes certain restrictions on mergers and other business combinations between us and any holder of more than 15% and less than 85% of our common stock.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID.

     The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, include the following:

     - actual or anticipated fluctuations in our operating results;

     - changes in market valuations of other Internet and technology companies;

     - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - additions or departures of key personnel;

     - future sales of common stock,

     - any deviations in net revenues or in losses from levels expected by securities analysts; and

     - trading volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE
SALE.

     Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is or will be available for sale, could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market is limited by lock-up agreements that were entered into in connection with our initial public offering. Under such lock-up agreements, the holders of over 95% of our outstanding shares of common stock agreed not to sell or otherwise dispose of any of their shares until 180 days after the date of the initial public offering. However, Merrill Lynch may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities."

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS.

     We have not paid any dividends, and we do not intend to pay cash dividends in the foreseeable future.

IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT TO SUBSTANTIAL REGULATION WHICH WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS ACCORDING TO OUR BUSINESS PLAN.

     If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would harm our business. As a result of this offering and our previous financings, we have substantial cash, cash equivalents and short-term investments. We plan to continue investing the excess proceeds of these financings in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns.

     Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an investment company under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

     We believe that we are primarily engaged in a business other than investing in or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders pursuant to this reoffer prospectus.

                              SELLING STOCKHOLDERS

     This reoffer prospectus covers the reoffer and resale of shares of common stock acquired by the selling stockholders under the 2000 Equity Incentive Plan of Telocity. The selling stockholders are officers, directors employees or consultants of Telocity.

     The selling stockholders may sell pursuant to this prospectus up to all of the shares of common stock they acquired under the plan in one or more transactions from time to time as described below under "Plan of Distribution." However, the selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus.

     The following is a list of the selling stockholders and the amount of shares to be offered

                                                        NUMBER OF
                SELLING STOCKHOLDER                   SHARES OFFERED
                -------------------                   --------------
Alexander-Docter, Marie.............................      100,000
Benton, Tom.........................................       13,000
Betts, Andrew.......................................       17,500
Brownell, Peter.....................................       50,000
Buerger, Michael....................................       35,000
Buerger, Sabrina....................................       11,000
Chen, Zongbo........................................       15,000
Chrone, Robert......................................       15,000
Donahue, David......................................       17,500
Foshee, Vicki.......................................       85,000
Frazee, David.......................................       70,000
Funk, Jason.........................................       14,900
Green, Howard.......................................       75,000
Grundy, Kevin.......................................      150,000
Harris, Joseph......................................       75,000
Hart, Patricia......................................    3,226,274
Hayes, Ned..........................................      370,000
Hodge, Samuel.......................................       20,000
Huh, Stephen........................................       15,000
Hunneke, Sally......................................       50,000
Keliher, Nathan.....................................       20,000
Kuzmeski, Carson....................................       14,900
Lannan, Sean........................................      100,000
Leakan, Caroline....................................       50,000
Manzo, Michael......................................       80,000
Martin, Scott.......................................      245,000
McKeon, Sharon......................................       15,000
Miller, Thomas......................................       50,000

                                                        NUMBER OF
                SELLING STOCKHOLDER                   SHARES OFFERED
                -------------------                   --------------
Morrissey, Jim......................................      800,000
Nizamuddin, Nadir...................................      150,000
Notthoff, Nancy.....................................       20,000
Obenhuber, Thomas...................................      155,142
Olson, Peter........................................       90,000
Quintana, Elizabeth.................................       12,000
Robinson, Andrew....................................      200,000
Rohrer, James.......................................      200,000
Ross, Patrick.......................................       30,000
Senapati, Anante....................................       25,000
Shih, Jennifer......................................       21,000
Strahan, Randall....................................       50,000
Talis, Elana........................................       12,000
Wiedemann, Regina...................................      240,000
Wilde, Shawn........................................       12,000
Williams, Joel......................................       30,000
Wilson, David.......................................      100,000
Zoffada, Gina.......................................       14,900
  Total.............................................    7,162,116

                              PLAN OF DISTRIBUTION

     The shares of common stock covered by the prospectus may be offered or sold from time to time on the Nasdaq National Market by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. The shares will be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Such sales may be made in block trades, pursuant to purchases by a broker or a dealer as principal, in private transactions, in negotiated transactions or otherwise, at prices and at terms then prevailing or at negotiated prices. The Company will not receive any of the proceeds from sales by the selling stockholders.

     Any broker or dealer involved in the offer or sale of the shares included herein may receive brokerage commissions or discounts. To our knowledge, there is currently no agreement with any broker or dealer respecting such transactions. Upon sale of such shares, the selling stockholders or anyone effecting sales on behalf of the selling stockholders may be deemed an underwriter, as that term is defined in the Securities Act. Each selling stockholder does not believe that he or she is an underwriter within the meaning of the Securities Act. All expenses of the registration of the common stock covered by this prospectus are to be borne by us.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of the date of this prospectus, Gray Cary Ware & Freidenrich LLP, GCWF Investment Partners, an investment partnership composed of some current and former members of Gray Cary Ware & Freidenrich LLP, and some individual members of Gray Cary Ware & Freidenrich LLP, beneficially own an aggregate of 102,168 shares of our common stock.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the registration statement on Form S-1 (No. 333-94271) have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       [LOGO OF TELOCITY DELAWARE, INC.]

                                7,162,116 Shares

                                  Common Stock

                           -------------------------

                               REOFFER PROSPECTUS
                           -------------------------

                                 June 14, 2000

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     Telocity Delaware, Inc. (the "Company") hereby incorporates by reference in this registration statement the following documents:

          (a) The Company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended containing audited financial statements for the Company's latest fiscal year ended December 31, 1999. The prospectus is included in the Company's Registration Statement on Form S-1 (No. 333-94271, effective March 28, 2000).

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934, as amended (since the end of the fiscal year covered by the registrant document referred to in (a) above.

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 27, 2000 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Legal Opinion. The validity of the shares of Common Stock to be offered hereunder has been passed upon for the Company by Gray Cary Ware & Freidenrich, LLP ("GCWF"). As of the date of this prospectus, Gray Cary Ware & Freidenrich LLP, GCWF Investment Partners, an investment partnership composed of some current and former members of Gray Cary Ware & Freidenrich LLP, and some individual members of Gray Cary Ware & Freidenrich LLP, beneficially own an aggregate of 102,168 shares of our common stock

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company's Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     The shares to be offered and sold under the reoffer prospectus were initially issued by the company in transactions deemed exempt from registration under the Securities Act in reliance on either (1) Rule 701 promulgated under the Securities Act as offers an sales of securities pursuant to an employee benefit plan or contract relating to compensation or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

ITEM 8. EXHIBITS

     See Exhibit Index.

ITEM 9. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on June 14, 2000.

                                          TELOCITY DELAWARE, INC.

                                          By:       /s/ EDWARD HAYES
                                            ------------------------------------
                                              Edward Hayes
                                              Chief Financial Officer

                        SIGNATURES AND POWER OF ATTORNEY

     The officers and directors of Telocity Delaware, Inc. whose signatures appear below, hereby constitute and appoint Patti Hart and Edward Hayes and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                      TITLE                   DATE
                       ---------                                      -----                   ----
                     /s/ PATTI HART                       President and Chief Executive   June 14, 2000
--------------------------------------------------------             Officer
                       Patti Hart

                    /s/ EDWARD HAYES                       Executive Vice President and   June 14, 2000
--------------------------------------------------------        Financial Officer
                      Edward Hayes

                    /s/ PETER OLSON                                  Director             June 14, 2000
--------------------------------------------------------
                      Peter Olson

                  /s/ MICHAEL SOLOMON                                Director             June 14, 2000
--------------------------------------------------------
                    Michael Solomon

                   /s/ EDMOND SANCTIS                                Director             June 14, 2000
--------------------------------------------------------
                     Edmond Sanctis

                    /s/ DAVID COWAN                                  Director             June 14, 2000
--------------------------------------------------------
                      David Cowan

                  /s/ ANDREW RAPPOPORT                               Director             June 14, 2000
--------------------------------------------------------
                    Andrew Rappoport

                       SIGNATURE                                      TITLE                   DATE
                       ---------                                      -----                   ----
                  /s/ RANDALL STRAHAN                                Director             June 14, 2000
--------------------------------------------------------
                    Randall Strahan

                  /s/ CHRISTIE HEFNER                                Director             June 14, 2000
--------------------------------------------------------
                    Christie Hefner

                /s/ LEO J. HINDERY, JR.                              Director             June 14, 2000
--------------------------------------------------------
                  Leo J. Hindery, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.1    Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3.1 to the Company's to amendment
          No. 1 to Registration Statement on Form S-1 filed with the
          Securities and Exchange Commission on February 16, 2000 (
          No. 333.94271).
   4.2    Bylaws of the Company are incorporated by reference to
          Exhibit 3.2 to Amendment No. 1 to the Company's Registration
          Statement on Form S-1 filed with the Securities and Exchange
          Commission on February 16, 2000 (No. 33394271).
   4.3    Agreement and Plan of Merger dated March 24, 2000 between
          Telocity, Inc. and the Company is attached hereto as Exhibit
          4.3.
   5      Opinion re legality
  23.1    Consent of Counsel (included in Exhibit 5)
  23.2    Consent of PricewaterhouseCoopers
  24      Power of Attorney (included in signature pages to this
          registration statement)